SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2014

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-14379	31-1598292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, effective April 30, 2014, Christine Timmins Barry, Senior Vice President of Global Operations of Convergys Corporation (the “Company”), resigned from the Company. In connection with her resignation, the Company and Ms. Timmins Barry entered into a Separation Agreement and Release of All Claims (the “Agreement”). Under and subject to the terms of the Agreement, and provided Ms. Timmins Barry does not revoke her acceptance of the terms of the Agreement, Ms. Timmins Barry will receive (i) cash payments totaling $680,000 (which equates to one year of base pay and one year of target bonus, (less applicable withholdings), (ii) a pro-rated AIP bonus for January 1, 2014 through April 30, 2014 (less applicable withholdings), payable in the First Quarter of 2015, but no later than March 15, 2015, and (iii) one year of continued health benefits at employee rates. In exchange for these payments, and other provisions, Ms. Timmins Barry agreed to a general release and confidentiality obligations, as well as continuation of existing non-compete and non-solicitation obligations in favor of the Company.

The above description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is provided as part of the information furnished under Item 5.02 of this Current Report:

10.1	Separation Agreement and Release of All Claims dated as of April 30, 2014, between Convergys Corporation and Christine Timmins Barry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

By:	/s/ Jarrod B. Pontius
Jarrod B. Pontius
Deputy General Counsel and Corporate Secretary

Date: May 1, 2014

EXHIBIT INDEX

Exhibit No.	Document Description

10.1	Separation Agreement and Release of All Claims dated as of April 30, 2014, between Convergys Corporation and Christine Timmins Barry.